UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

RealNetworks, Inc.

(Name of Registrant as Specified In Its Charter)

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November 22, 2022

Dear Shareholder:

We have previously sent to you proxy materials for the special meeting of shareholders of RealNetworks, Inc. (“RealNetworks” or the “Company”), to be held on December 14, 2022, at which you are being asked to vote upon a proposal to approve the acquisition (the “Transaction”) of RealNetworks by Greater Heights LLC (the “Purchaser”) at an approximately 55% premium over the closing stock price of the Company on the last trading day before the public announcement of the Transaction proposal.

The board of directors of the Company believes approval of the Transaction is in the best interest of RealNetworks’ shareholders and unanimously recommends that shareholders vote FOR all items on the agenda at the special meeting. Because approval of the Transaction requires the affirmative vote of the holders of a majority of the outstanding shares of common stock held by shareholders unaffiliated with the Purchaser, your vote is important, no matter how many or how few shares you own. The failure to vote will have the same effect as a vote against the Transaction.

RealNetworks faces near-term liquidity constraints and a declining cash position. If RealNetworks is unable to obtain additional capital and liquidity, the Company may face significant challenges and there could be substantial risk that the value of your shares may significantly depreciate.

In addition, the Company has been notified that it is out of compliance with Nasdaq’s continuing listing standards. Delisting of the Company’s shares could adversely affect its ability to attract new investors, decrease the liquidity of its outstanding common shares, reduce its flexibility to raise additional capital and reduce the price at which its common stock trades, with overall negative effects for the Company’s shareholders.

If the Transaction is not approved by shareholders, there is a risk that the Company will not be able to continue as a long-term going concern. We urge you to vote FOR the proposals today.

To ensure that your shares are represented at the special meeting, please vote TODAY by telephone, via the Internet, or by signing and returning the enclosed proxy card in the envelope provided.

Very truly yours,

The Board of Directors

To vote your shares by telephone, Internet or mail,

please follow the easy instructions on the enclosed proxy card.

If you have any questions or need assistance in voting

your shares, please call our proxy solicitor,

INNISFREE M&A INCORPORATED

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